EXHIBIT 10.4
Confidential Treatment Requested
The portions of this document marked by “XXXXX” have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission
Subscriber Agreement
MAKEMYTRIP (INDIA) PRIVATE LIMITED
Effective: 01st February, 2009

This Subscriber agreement (“Agreement”) is signed by and between MAKEMYTRIP (INDIA) PRIVATE LIMITED a company having its registered office at F-46, Malhotra Building, Connaught Circus, Connaught Place, New Delhi 110001,India and its other offices, branches, implants, subsidiaries, websites, etc (hereinafter referred to as MMT) represented by Mr. Rajesh Magow (Chief Financial Officer) and Amadeus India Pvt. Ltd. having its registered office at E-9, Connaught House, Connaught Place, New Delhi 110001(hereinafter referred to as ”AIPL”).

1.	Object of Agreement
MMT requires an interface/tool/functionality to make bookings of some airlines on its website or other channels. AIPL has this software/tool/functionality available with them which is known as Amadeus Global Distribution System (GDS). This GDS provides rich travel content including reservation facility on airlines. It can enable MMT to provide better services to travelers.

MMT wants to ensure uninterrupted availability of GDS for 4 years since it expects to make 6 million segments in this period. It has agreed to use GDS on exclusive basis for 4 years. AIPL has agreed to provide GDS Access to MMT for a period of 4 years.

2.	Basis of Agreement
This Agreement is based on the following assumptions:

2.1	MMT will use the Amadeus GDS as the sole and exclusive GDS (including where airline direct connections may exist) for its reservations business at its present or future MMT Locations in India for a minimum period of Four years except in the circumstances specified in clause 5.1.

2.2	AIPL would provide appropriate software access to Amadeus Reservation Platform software to enable access to Amadeus GDS from the MMT Locations.

2.3	All rights in the software provided by AIPL to MMT for use shall remain with AIPL at all times during the Term of this AGREEMENT or after termination of this AGREEMENT.

3.	Scope of Agreement
The scope of this agreement is limited to all present and future MMT Locations, websites etc producing business from Indian Subcontinent.

The sale or transfer of ownership of MMT either partially or fully, or the downsizing (e.g., removal or disconnection of any Resources etc. hereunder or pursuant to any other MMT Agreement) of any MMT Location will not affect any obligations under this Agreement except as otherwise agreed by AIPL in writing. This agreement will supersede and replace any other previous agreements signed between the parties before the signature of this agreement.

4.	Contract Term and expiration
This AGREEMENT shall come into effect on the 1st day of February, 2009 (“Effective Date”) and shall continue in full force and effect for a contractual period of at least Four (04) years (“Term”) up to 31 January, 2013. After that it will expire automatically. Parties may enter into a new agreement based on mutual discussions.
Right of First Refusal (ROFR): After the expiry of this agreement if MMT receives and intends to accept a bona fide offer from a third party (“Third party offer”) for the subject matter as is provided for in this Agreement, then MMT shall first give written notice (the “ROFR Notice”) to AIPL to such effect, enclosing a copy of such Third Party offer. The ROFR Notice shall describe, without limitation, all of the material terms and conditions of the proposed offer. Upon receipt of the ROFR Notice, AIPL shall have the first right and option to match the same based upon all of the material terms and conditions specified in the ROFR Notice, exercisable for thirty (30) days (“Acceptance Period”) after receipt of the ROFR Notice. Failure of AIPL to respond to the ROFR Notice within Acceptance Period shall be deemed to constitute a notification to MMT of its decision not to exercise the first right and option to proceed with the Third Party Offer and MMT will accept Third Party Offer on the same terms and conditions specified in the ROFR Notice without any deviation. Any deviation in the terms and conditions from those contained in the ROFR Notice whether during the Acceptance Period or thereafter shall immediately be notified to AIPL by MMT in writing and in such event Acceptance Period for AIPL to exercise its ROFR right will commence from the date of such notification.

5.	Commitments of MMT
5.1	MMT will use the Amadeus GDS as the sole and exclusive GDS (including where airline direct connections may exist) for its reservations requirements at its present or future MMT Locations in Indian Subcontinent for a minimum period of Four (04) years except when
5.1.1	Any legal authorities/courts have issued instruction/order applicable in general to all subscribers, travel agencies including online travel agencies, users of GDS etc. for not using the Amadeus GDS.

5.1.2	Content is not available on Amadeus GDS.

5.1.3	Upon reasonable evidence from MMT that due to technical or other deficiency at Amadeus GDS host server, MMT website is not able to connect to Amadeus GDS (and not due to MMT connectivity/equipment problem) and only for the such duration of problem at Amadeus GDS host server, however if there is consistent failure (consistent failure means 5 or more instances in a given calendar year of inability to complete the booking of an Amadeus PNR in a continuous or non continuous failure of 4 hour period in a week) at host server than the switch back to Amadeus GDS shall only happen when the technical issue is fully resolved
5.2	MMT will contract for software access to the Amadeus GDS with AIPL for a period of the Term.

5.3	MMT will make its staff available for training on the Amadeus GDS and other software products if and when required. The training program and schedule will be designed with the help of AIPL.

5.4	MMT will not use any of the AIPL provided software, connectivity equipment, etc. (“Resources”) as specified in the “Resource Table” for any purpose other than access to and booking through Amadeus GDS and will not install any other software except with the written permission from AIPL.

5.5	The MMT shall ensure that only the authorised staff and personnel who are trained

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The portions of this document marked by “XXXXX” have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission in using the Resources and Amadeus GDS are allowed access to the Resources and will not permit any unauthorised use of/access to the System, the Equipment, any user sign-on identity assigned to the MMT;

5.6	MMT will also not remove/shift or de-install or cause to remove/shift/de-install by any person (other than AIPL Staff) any of the Resources from the MMT Location where it was originally provided by AIPL. MMT will contact AIPL for any removal/shifting or de-installation of Resources from any MMT Location.

5.7	AIPL will provide following Resources to MMT free of cost for software connectivity and enabling access to Amadeus GDS

Resource Table:

AIPL Investment	Description
Connectivity	One Private IP Connectivity for Amadeus Access
5.8	AIPL will be responsible for maintenance and upkeep of the resources provided to the MMT. However, any damage caused to the Resources by MMT or its staff will be made good by the MMT.

6	Loyalty Signing Bonus
Upon execution of this Agreement, AIPL would pay the MMT one time loyalty Signing Bonus of XXXXXXXXXXXXXXXXXXXXXXXXXXXXX as per schedule below:

Signing Bonus Amount	Payment schedule
XXXXXXXXXXX	Upon signature of this agreement
XXXXXXXXXXX	on/before 31 March, 2009 subject to successful Migration to Amadeus GDS
Successful Migration to Amadeus GDS is defined as:
-	100% reservation booked on Amadeus GDS on or before 31st March 2009 and for the remainder of the Term,

-	90% BSP and Airline Ticket Capping on Amadeus GDS (alternative GDS to be used only for ticketing in instances where the Amadeus System is unavailable),

-	Minimum 66,000 segments to be booked on Amadeus GDS from Effective Date until 31st March 2009,

-	Neither company (MMT, AIPL) to have filed for or be in liquidation at the time of payment.

7	Eligibility to Loyalty Incentive and Payment terms
7.1	AIPL will pay MMT a loyalty incentive as per the rates mentioned in the Incentive schedule below:
Incentive Schedule:

Incentive rate* per net
Segment eligibility criteria	segment
International segments	XXXXXXX
Domestic segments (Jet Airways and Jetlite)	XXXXXXX

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Incentive rate* per net
Segment eligibility criteria	segment
Domestic segments (NACIL and Kingfisher)	XXXXX
Any other Domestic airline	At the rate mutually agreed in writing

*	The above Loyalty Incentive rates are based on **TT buying rate of 1 USD = INR 50 and will remain unchanged so long as USD/INR rate fluctuation is within 10% range (i.e. between INR 45 to 55). In case there is more than 10% fluctuation in the above INR/USD rate, the per segment incentive rates will be increased/decreased by the same % that exceeds 10%.

For example: if INR/USD rate goes up to 56, the total % fluctuation is 12% (6*100/50). Permissible range is 10% so net increase is 2% (12%-10%). If the incentive rate is Rs. 110, revised rate will be increased by 2% i.e. 110*102%) = Rs.112.20.

Similarly, if INR/USD rate is 44, net decrease is 2% (12%-10%). So the incentive rate of Rs. 110 will decrease by 2% i.e. 110-(110*2%) = Rs.107.80.

**	Daily rate sheet of Standard Chartered bank, Connaught Place will be used for USD TT buying rate reference)
7.2	Loyalty Incentive will be paid to the MMT as per Payment Schedule below within 45 days from the end of Relevant Incentive period:
Payment Schedule:

Loyalty Incentive payment	Relevant Incentive period
1st Incentive payment	Feb 2009 — Sep 2009
2nd Incentive payment	Oct 2009 — March 2010
3rd Incentive payment	Apr 2010 — Sep 2010
4th Incentive payment	Oct 2010 — March 2011
5th Incentive payment	Apr 2011 — Sep 2011
6th Incentive payment	Oct 2011 — March 2012
7th Incentive payment	Apr 2012 — Sep 2012
8th Incentive payment	Oct 2012 — Jan 2013
AIPL shall ensure timely payment of such incentives.
7.3	Short Fall Segment Adjustment

If MMT books less than XXXXX net segments during the Term, XXXXXXXXXXX XXXX per segment for every shortfall segment below XXXXXXX will be adjusted/ recoverable from MMT. First such shortfall review and adjustment, if any, will be done midterm as per clause 7.4 below.

7.4	Midterm Review

If during first two years from Effective Date MMT books less than XXXXXXXXXXX Segments then Shortfall segments from XXXXXX would be adjusted from the 4th loyalty incentive payment due for the period Oct 2010-March 2011 and subsequent Loyalty Incentive payments, if required, at XXXXXXXXXXXXXXXXXXXX per segment for shortfall segments. For example: By Jan 2011 MMT produces XXXX segments, a shortfall of XXXXXX segments; the total amount deductible from loyalty incentive payment would be XXXXXXXXXXXXXXXXXXXXXXXX.

7.5	For the purpose of this agreement, the year means 12 successive months commencing from the Effective Date

7.6	All the payment will be made after statutory deductions, as applicable.

7.7	A segment means a leg of a trip or a car or hotel booking within the itinerary of a PNR which remains active and un-cancelled twenty four (24) hours after the scheduled departure date or car pick-up or hotel check-in date and which is billable to an Amadeus system participating vendor. Passive and Waitlisted Air, Car and Hotel segments will not be counted as billable segments. Segments entered for non-participating airlines and open segments are not included in segment counts. Only segments for which Amadeus charges a standard booking fee to the provider will be counted. Also should there be a decrease of chargeable booking fee from Amadeus to the providers, due to an overall change in the industry, in such case Amadeus reserves the right to not count these segments as billable and hence the same would not qualify for the payment of Incentive.

7.8	Should the MMT require any Resources in addition to as specified in the Resource Table, the MMT’s eligibility to qualify for loyalty incentive referred in the “Incentive Schedule” shall be subject to change but any change would be mutually discussed and agreed before any changes effected in the resource table.

7.9	Notwithstanding anything written in Clause 12, in the event MMT disputes the segments volume based on which incentive is calculated by AIPL, the MMT must prove and substantiate such claim with proper records (electronic or otherwise) of all Segments made failing which AIPL’s calculations will be final and binding.

8	Segment Bookings on Amadeus GDS
8.1	The MMT agrees that, as a material condition to this Agreement, MMT shall use the Amadeus System as its sole and exclusive GDS (including where airline direct connections may exist) for making bookings for the duration of the Term except in the circumstances specified in clause 5.1.

8.2	The MMT shall not intentionally make any flight, hotel, rail, cruise, rental car or other reservation on Amadeus GDS without a specific customer request made in good faith and shall not make any reservations which are speculative, fictitious or duplicative, nor shall the MMT make any reservation for fares where reasonable enquiry by the MMT would show that such fares had been incorrectly quoted through the Amadeus GDS.

8.3	The MMT will not make any live test bookings through Amadeus GDS without AIPL’s prior written consent to the MMT to do so and provided always that such bookings are cancelled promptly thereafter.

8.4	The MMT shall comply with all International Air Transport Association (IATA) and other travel industry, governmental and regulatory laws, regulations and rules relevant to this Agreement and the services provided therein.

8.5	A breach of Clauses 8.1, 8.2, 8.3 and 8.4 above, inter alia, shall be considered a material breach of the contract.

9	Terminations
9.1	The agreement will be terminated automatically after the expiry of the Contract

Term agreed in Clause 4 above.

9.2	Each Party shall be entitled to terminate this Agreement immediately upon written notice during the Term in the event that:
(i)	the other party becomes insolvent, makes any assignment for the benefit of creditors, offers a composition or extension to creditors, suspends payment, consents to or suffers the appointment of a receiver, a trustee, a committee of creditors or a liquidating agent files or has filed against it a petition in bankruptcy or seeking reorganisation, arrangement or readjustment of its debts or its dissolution or liquidation or for any other relief under any bankruptcy or insolvency law and upon demand of the first party, unless a guarantee is raised to the benefit and satisfaction of the first party, and/or

(ii)	the other party does not comply with the terms and conditions of this Agreement and such non-compliance constitutes a material breach of contract and the other party does not rectify the breach within 30 days from the first party’s written notice specifying the breach. Any such notice shall describe in detail the facts and circumstances supporting the allegation of breach.
9.3	In the event that this Agreement is terminated for any reason during the Term, other than by MMT pursuant to sub-clauses (i) or (ii) above, MMT agrees to refund to AIPL, without the requirement of notice or demand, the full amount of all Signing Bonus (as per clause 6 above) including the amount of any statutory deduction made there from, paid by AIPL to MMT as of the date of such termination under clause 7.1 .

9.4	In case agreement is terminated by AIPL other than pursuant to clause 9.2 sub-clauses (i) or (ii) above, no refund of Signing Bonus will be payable by MMT to AIPL. In addition, AIPL will have to pay MMT all segment fee accrued under clause 7 up to the date of termination.

9.5	On expiry or early termination of this AGREEMENT by any reason whatsoever, AIPL shall be fully entitled to de-activate the software access/connectivity, de-install the software/hardware/equipments/communication links etc. provided by AIPL from all MMT Locations. MMT will give AIPL undisputed right to enter MMT Locations to de-install/remove all the Resources and to reclaim the possession thereof. In the event MMT does not within 15 days from the termination of the agreement, permit AIPL to de-install the Resources etc from all MMT Locations, MMT will have to pay damages @Rs.10,000/- (Ten thousand) per day per equipment/hardware item installed at MMT’s locations from the date of termination till the day AIPL is able to remove all its Resources from MMT locations. This is without prejudice to legal rights of AIPL.

10	Confidentiality and Secrecy
10.1	Confidentiality: This document is intended only for the use of the MMT. It contains confidential information, which is the property of AIPL and shall therefore not be disclosed by MMT in any form whatsoever. Any dissemination, distribution, copying or disclosure is strictly prohibited. AIPL disclaims any and all liability from the use of the information contained in this document. In the event of a breach of the previous provisions, AIPL shall be entitled to seek injunctive relief in any court of competent jurisdiction restraining you from disclosing any information or to pursuing any other remedies available to it. AIPL shall not disclose MMT business information/knowledge gained through this arrangement during the term of this agreement to any other agent. In the event of a breach of the previous provision, MMT shall be entitled to seek injunctive relief in any court of competent jurisdiction restraining AIPL from disclosing any information or to pursuing any other remedies available to it.

10.2	Secrecy: This agreement and financial terms hereto are in the knowledge of only the signatories of this agreement. It will, therefore, be the responsibility of all the signatories to this agreement to ensure that no information or terms and condition of this agreement are misused in any manner to harm the other party. However, both Parties will issue a joint press release upon execution of the Subscriber Agreement, such press release will be approved jointly by AIPL and MMT.

11.	Liability
AIPL shall not be liable for any loss (including monetary loss), injury or damage which MMT may suffer, jointly or severally, by reason of any malfunction or failure of the System or by reason of any incorrect or unauthorized operation of the system/equipments, including but not limited to loss sustained either directly or indirectly by MMT jointly or severally, in consequence of any claim against them, jointly or severally by any agent, the traveling public, any airline, content provider or any third party.

12.	Dispute Resolution
12.1	In case of any dispute, the parties shall refer by notice in writing such dispute between the parties arising out of or relating to this Agreement to their respective contract managers for resolution. The contract managers shall negotiate in good faith to attempt to resolve such disputes.

12.2	If any dispute cannot be resolved by the contract managers within 21 days (or such other time as agreed in writing between the parties) after it has been referred to them, the dispute shall be referred to the CEO/Director of respective party, who shall negotiate in good faith to resolve such disputes within a further 21 days or such time as agreed in writing between the parties.

12.3	Should the respective directors be unable to resolve any dispute in accordance with Clause 12.2, then Clause 13 shall apply in respect of that dispute.

12.4	For the avoidance of doubt, use of this dispute resolution procedure will not constitute a waiver of any right of either party to issue proceedings or make any claim in respect of this Agreement in accordance with Clause 13 where the parties have been unable to resolve this dispute by the procedures set out in this Clause 12.

12.5	Unless concluded with a written legally binding agreement, all negotiations (including any correspondence, discussions, exchanges or offers) connected with any procedures set out in this Clause 12 shall be confidential (save that the parties may disclose the same to their respective legal advisors and any mediator) and neither party shall be entitled to disclose information regarding the conduct of such procedures or negotiations in any future proceedings.

13.	Governing Law and Arbitration
13.1	This Agreement shall be governed by Indian law and the parties submit to the exclusive jurisdiction of the courts of Delhi.

13.2	The parties hereto agree that any dispute arising out of or in connection with this

AGREEMENT, which cannot be resolved amicably between the parties that remains unresolved as per clause 12 above, shall be referred to and finally settled by arbitration held in accordance with Arbitration and Conciliation Act, 1996. The place of arbitration shall be New Delhi, India and the language will be English. The award of the arbitrator shall be final and may be entered and enforced in any court having competent jurisdiction.

14.	Force Majeure
The parties hereto shall not be liable for failure or delay in the performance of this AGREEMENT if such failure or delay is caused by any Act of God, Act of Government Authority, fire, strike, riot or war, or any other cause beyond the control of the parties hereto.

15.	Miscellaneous Provisions
15.1	Any modification/addition to this agreement will be effective only if done in writing and signed by both the parties.

15.2	Either Party may at its discretion during the Term set off against any amounts due from the other Party hereunder or under any other agreements between the Parties hereto any amounts which are due under this Agreement or those other agreements.

15.3	This Agreement supersedes any previous agreement or arrangement between the parties or any of them relating to the subject matter of this Agreement, and any such agreement or arrangement shall, with effect from the Effective Date, be deemed to be terminated by mutual consent of the parties; and, except for any accrued right or liability of any of the parties at the Effective Date, none of the parties shall be deemed to have any further right or obligation, or any accrued right or liability, under any such agreement or arrangement.

15.4	Each party acknowledges that, in entering into this Agreement, it does not rely on any representation, warranty or other provision except as expressly provided in this Agreement, and any conditions, warranties or other terms implied by statute or common law are excluded to the fullest extent permitted by law, but nothing in this Agreement shall affect the liability of any party for any fraudulent misrepresentation.

15.5	Neither party shall assign, subcontract or otherwise delegate all or any of its rights or obligations under this Agreement, unless prior written consent has been obtained from the other party, such consent not to be unreasonably withheld; provided, however, that the assignment of this Agreement to a successor organization by merger, acquisition or a similar restructuring shall require prior written intimation (and shall not require consent). In any case, the rights and obligations of both the parties under this agreement shall be protected unless otherwise agreed upon mutually in writing In the event of any permitted assignment this Agreement shall continue to bind the successors in title and assigns of the relevant parties.

15.6	Nothing in this Agreement shall create, or be deemed to create, a partnership, or the relationship of principal and agent, between the parties.

15.7	Notices

All notices hereunder shall be in writing and sent by registered post or recorded delivery mail, email or fax to the addresses of the parties set forth below:

a.	MakeMytrip India Private Limited 103, Udyog Vihar, Phase 1, Gurgaon 122016

b.	Amadeus India Private Limited E-9, Connaught House, Connaught Place, New Delhi 110001
Or such other address, telex, fax or email any party furnishes to the other/s in accordance with this clause.

16.	Execution
The parties here to have executed this AGREEMENT by their duly authorized signatories setting their hands hereunto and to two others of the same tenor and date on this 4th day of February 2009, at New Delhi.

Signed and Agreed By:
Makemytrip (India) Pvt. Ltd.	Amadeus India Pvt. Ltd.

/s/ Rajesh Magow	/s/ Rakesh Bansal

Name: Rajesh Magow Title: CFO	Name: Rakesh Bansal Title: CEO

Annexure 1:
The following Locations will be included in the Total Group Business of MMT:

Makemytrip	103, Udyog Vihar Phase 1, Gurgaon.	Yes	DELWI2202

*	The list can be modified by either of the parties after being agreed in writing.